ADEPT TECHNOLOGY COMPLETES ACQUISITION
                                OF ROBOELEKTRONIK

                 Acquisition Provides Key Automation Consulting
           Resources in Europe and Expands Rapid Deployment Automation
                              (RDA) Services Group

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San Jose, Calif. - February 17, 1998 - Adept Technology,  Inc. (Nasdaq: ADTK), a
leading supplier of factory automation products, today announced it has completed the purchase of RoboElektronik, an automation consulting business based in Munich, Germany. The acquisition follows a February 9 announcement of a signed letter of intent between Adept and RoboElektronik. The purchase price
paid  at  closing,  for  stock  and  repayment  of  certain  indebtedness,   was
approximately  US$500,000.  The acquisition of  RoboElektronik  enhances Adept's
ability  to  provide  systems   integrators  and  OEMs  throughout  Europe  with
customized consulting services.

"Because of RoboElektronik's long-standing relationship with Adept as a customer and their familiarity with Adept's products, we will be able to immediately deploy these additional resources as part of the RDA Services team," said Joe Campbell, vice president of marketing for Adept Technology. "Adding their strong technical capabilities will allow Adept to continue to grow its RDA service business not only in Europe but worldwide. Since the RDA group was formed last year, the demand has outstripped the availability of software and controls engineers."

RoboElektronik will become a wholly-owned subsidiary of Adept. The consulting company's twelve employees will join Adept's worldwide RDA Services Group and will provide services in Germany, Austria, Switzerland and the Netherlands.

The Adept RDA Services Group, established in 1997, supports systems integrators and the OEM network with automation consulting resources on an as needed basis. The RDA team consists of experienced software and controls engineers with a proven track record for successfully implementing automation in real world factory environments. RDA Services are available in the US through offices in San Jose, Calif., Southbury, Conn., Cincinnati, Ohio and in Munich, Germany for Europe.

Adept Technology, Inc., founded in 1983, is America's largest manufacturer of industrial robots with more than 10,000 systems installed worldwide. Adept provides direct sales, service, and training in the U.S., Europe, and


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Japan and  offers  turn-key  flexible  automation  systems  through  specialized automation engineering companies throughout the world. Adept is headquartered in San Jose, Calif., and maintains offices in City of Industry, Calif.; Cincinnati; Southbury, Conn.; Detroit; Dortmund, Germany; Arezzo, Italy; Massy, France; Kennilworth, England; Kobe, Japan; Seoul, South Korea; and Singapore.

This press release contains forward-looking statements that involve risks and uncertainties. The success of the acquisition of RoboElektronik GmbH and future operating results of Adept Technology, Inc. may differ from the results discussed or forecast in the forward-looking statements, including, but not limited to, risks associated with the acquisition, such as potential difficulties in the assimilation of the acquired company and its personnel and technology, risks of entering new markets and specific risks associated with the acquired company's business. Further information on potential factors that could effect the financial results of Adept Technology, Inc. is included in the Adept's Annual Report on Form 10-K for the year ended June 30, 1997 and its subsequent Quarterly Reports on Form 10-Q, as filed with the United States Securities and Exchange Commission.